Exhibit 10.3

Air Products and Chemicals, Inc. (the “Company”)
Restricted Stock Unit Retention Award Agreement

Company Confidential Communication to: Dr. Samir Serhan

You have been granted a Restricted Stock Unit retention award under the Air Products and Chemicals, Inc. Long-Term Incentive Plan, as amended and restated on 1 October 2014 (the “Plan”) that has been approved by the Administrator of the Plan.

Your Restricted Stock Unit retention award consists of «9,424» 3-Year Restricted Stock Units, each Unit being equivalent in value to one share of Common Stock (the “Award”).

Your Award is subject to and contingent upon your agreement to the conditions described in Exhibit A and the terms described in Exhibit B (collectively, the “Conditions”). Please read the Conditions carefully, particularly the descriptions of the “Restrictive Covenants.” This letter, together with its Exhibits, constitutes the agreement governing your Award (the “Award Agreement”). Your Award is also at all times subject to the applicable provisions of the Plan and to any determinations made by the Management Development and Compensation Committee of the Company’s Board of Directors (the “Committee”) or its delegate, with respect to your Award as contemplated or permitted by the Plan or the Conditions. By accepting this award, you will be deemed to have accepted and agreed to the terms and conditions of the Award Agreement and the Plan.
Neither your Award, this Award Agreement or the Plan constitute a contract of employment; nor do they guarantee your continued employment for any period required for all or any of your Award to vest, become exercisable, be earned or be paid out. Except as otherwise indicated all capitalized words used in this Award Agreement have the meanings described in the Plan.

WITNESSETH the due execution of this Award Agreement by the Company effective as of the 3rd day of December 2018 and your acceptance of the Award Agreement intending to be legally bound hereby.

AIR PRODUCTS AND CHEMICALS, INC.

By:

Seifi Ghasemi

Exhibits

EXHIBIT A

AWARDS UNDER THE PLAN ARE SUBJECT TO THE FOLLOWING CONDITIONS:

In the event the Company determines, in its sole discretion, that you have violated the restrictive covenants set forth in Paragraph 1 (the “Restrictive Covenants”), at any time during your employment, or within two years after termination of your employment from the Company or any Subsidiary, the Company shall be entitled to (i) preliminary and permanent injunctive relief, without the necessity of providing actual damages or posting of a bond, (ii) damages equal to an equitable accounting of all earnings, profits and other benefits arising from such violation of Paragraph 1, (iii) cancel, not deliver, modify, rescind, suspend, withhold, or otherwise limit or restrict any unexpired, unpaid, unexercised or deferred Awards outstanding under the Plan, and (iv) recoup the proceeds from any exercise, payment or delivery of an Award or any shares of Company Common Stock issued pursuant to an Award. In the event that the Company determines that you are subject to recoupment under these Restrictive Covenants, you shall repay the Company the amount determined by the Company, in such manner and on such terms as may be required by the Company, and the Company shall be entitled to set off against the amount due under this provision any amount owed to you by the Company or any Subsidiary (including by causing the cancellation of any outstanding incentive Award due to you).

1.	Restrictive Covenants.

(a)	Definitions. For purposes of this Paragraph 1, the following words shall have the following definitions.

(i)
“Affiliate” of a specified Person shall mean any Person which is under common control with the specified Person, or of which the specified Person is an executive officer, manager, trustee, executor or similar controlling Person.

(ii)	“Company” shall be deemed to include Air Products and Chemicals, Inc. and the subsidiaries and Affiliates of Air Products and Chemicals, Inc.

(iii)
“Business of the Company” means the production, manufacturing and distribution of industrial gases, including atmospheric and process gases; the designing and manufacturing of equipment for the production, processing, purification distribution or storage of gases or for natural gas liquefaction; and any other line of business conducted, developed or being developed by the Company during your employment with the Company, in each case, in which you are or were involved during the course of your employment with the Company or about which you possess Confidential Information.

(iv)
“Confidential Information” means any non-public, proprietary confidential or trade secret information of the Company and/or its customers, including but not limited to, business processes, know-how, practices, methods, plans, research, operations, services, strategies, techniques, formulae, manuals, data, notes, diagrams, customer or vendor information, pricing or cost information, product plans, designs, experimental processes and inventions.

(v)	“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, proprietorship or other business organization.

(vi)
“Provide Services” means to directly or indirectly, own, manage, control, or participate in the ownership, management or control of, or be employed or engaged by, participate in, serve on the board of directors of, consult with, contribute to, hold a security interest in, render services for, give advice to, provide assistance to or be otherwise affiliated or associated with.

(vii)
“Restricted Area” means any country in which you worked during your employment with the Company, over which you had supervisory responsibility for the Business of the Company while employed by the Company, or with respect to which you have Confidential Information pertaining to the Business of the Company.

(b)	Acknowledgment.

(i)
You acknowledge and agree that (A) the Business of the Company is intensely competitive and that your employment with the Company has required you to have access to, and knowledge of, Confidential Information, which is of vital importance to the success of the Business of the Company; (B) the use, disclosure or dissemination of any Confidential Information, except on behalf of the Company, could place the Company at a serious competitive disadvantage and could do serious damage, financial and otherwise, to the Business of the Company; and (C) the Company is engaged in business, and has customers, throughout the world.

(ii)
You further understand and acknowledge that the Company invests in customer relationships and, as a result, has developed and will develop considerable goodwill with and among its customers. You agree that the Restrictive Covenants articulated herein are necessary to protect the Company’s legitimate business interests in its Confidential Information and goodwill, and that the Company would not have provided the good and valuable consideration set forth in this Award Agreement in absence of such restrictions. You further understand and acknowledge that the

Company will be irreparably harmed if you violate the Restrictive Covenants articulated herein.

(c)	Confidential Information.

(i)
You hereby expressly acknowledge and agree that the obligations in this Award Agreement are in addition to, and shall not supersede, the obligations you may have pursuant to other agreements with the Company, including, without limitation, your obligations under your Employee Patent and Confidential Information Agreement that you entered into when you were employed by the Company, which shall continue to apply in accordance with its terms.

(ii)
You agree that you have and will at all times hereafter, (A) treat all Confidential Information as strictly confidential; and (B) not directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any Person who is not authorized by the Company to know such Confidential Information in the furtherance of the Company’s business.

(d)
Non-Disparagement. You agree not to directly or indirectly make, or cause to be made, any statement, observation or opinion that disparages or impugns the business or reputation of the Company, its products, services, agents or employees.

(e)
Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), you understand that you will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  You understand that if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (I) file any document containing the trade secret under seal, and (II) do not disclose the trade secret, except pursuant to court order.  Nothing in this Award Agreement, or any other agreement you have with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Award Agreement or any other agreement you have with the Company shall prohibit or restrict you from making any disclosure of information or documents to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

(f)
Return of Company Property. You represent that upon request from the Company at any time and, without request, upon termination of your employment with the Company for any reason, you will deliver to the Company all memoranda, notes, records, manuals, or other documents, including all electronic or other copies of such materials and all documentation prepared or produced in connection therewith, containing Confidential Information, which is in your possession, custody and control, whether made or compiled by you or furnished to you by virtue of your employment with the Company. You further represent that you will deliver to the Company all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment and other property furnished to you by virtue of your employment with the Company.

(g)
Notice. You agree that during your employment with the Company and for two years after your employment with the Company terminates for any reason, you will give the Company ten (10) business days’ written notice of your intention to Provide Services to any other Person that engages in or is preparing to engage in the Business of the Company within the Restricted Area. Such written notice must provide sufficiently detailed information so as to allow the Company to determine if you will be in breach of this Award Agreement if you Provide Services to such other Person.

(h)
Non-Competition. During your employment by the Company and for two years after your employment with the Company terminates for any reason, you agree that you will not Provide Services to any Person, other than the Company, that engages in or is preparing to engage in the Business of the Company within the Restricted Area, unless (i) such other Person also engages in lines of business that are separate, distinct and divisible from the Business of the Company, (ii) you do not Provide Services, Confidential Information or strategy to the Business of the Company conducted by such other Person, and (iii) you do not attend meetings where the Business of the Company conducted by such other Person is discussed or where you could, even inadvertently, disclose Confidential Information. Your passive ownership of not more than one percent (1%) of the capital stock or other ownership or equity interest, or voting power, in a public company, registered under the Securities Exchange Act of 1934, as amended, shall not be deemed to be a violation of this paragraph.

(i)
Non-Solicitation; Non-Interference. During your employment by the Company and for two years after your last day of employment with the Company, you also agree that you will not, directly or indirectly without the prior written consent of the Company:

(i)
encourage, persuade, induce, or attempt to encourage or persuade or induce, any person who is an employee at the grade level of 118 or above, an officer, or a director of the Company, in each case, to terminate such relationship with the Company; or hire or engage, participate in the hiring or engagement of, or solicit or make an offer of employment or engagement to any employee at the grade level of 118 or above, officer or director of the Company who was employed or engaged by the Company as of your last day of employment with the Company.

(ii)
on behalf of any Person engaged in the Business of the Company (other than the Company) solicit, contact, or attempt to solicit or contact any current, former or prospective customer of the Company whom you had contacted within the twenty-four (24) months prior to your last day of employment with the Company or about whom you have any Confidential Information.

(iii)
encourage or persuade, or attempt to encourage or persuade any (A) customer of the Company, (B) potential customer of the Company during the last twenty-four (24) months of your employment with the Company with which or with whom you knew to be such a potential customer, or (C) prior customer of the Company, in each case, not to do business with the Company or to reduce the amount of business it is doing or might do in the future with or through the Company.

(j)
Tolling. If you violate any of the terms of the Restrictive Covenant obligations articulated herein, the obligation at issue will run from the first date on which you cease to be in violation of such obligation.

(k)
Successors and Assigns. The Award Agreement (including this Paragraph 1) shall inure to the benefit of the successors and assigns of the Company. The Company may assign this Award Agreement (including this Paragraph 1), without your consent to, including but not limited to, any of its Subsidiaries or Affiliates or to any successor (whether by merger, purchase, bankruptcy, reorganization or otherwise) to all or substantially all of the equity, assets or businesses of the Company. You may not assign the Award Agreement (or the obligations set forth in this Paragraph 1).

2.
Interpretation. All determinations regarding the interpretation, construction, enforcement, waiver, or modification of this Award Agreement and/or the Plan shall be made in the Administrator’s sole discretion and shall be final and binding. Determinations made under this Award Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

3.
Conflict. If any of the terms of this Award Agreement in the opinion of the Administrator conflict or are inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, the Administrator reserves the right to modify this Award Agreement to be consistent with applicable laws or regulations.

4.	Personal Data. You understand and acknowledge that the Company holds certain personal information about you, including but not limited to your name, home address,

telephone number, date of birth, social security number, salary, nationality, job title, and details of all Shares awarded, cancelled, vested, unvested, or outstanding (the “personal data”). Certain personal data may also constitute “sensitive personal data” within the meaning of applicable local law. Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about you. You hereby provide explicit consent to the Company and any Subsidiary to process any such personal data and sensitive personal data. You also hereby provide explicit consent to the Company and any Subsidiary to transfer any such personal data and sensitive personal data outside the country in which you are employed, and to the United States. The legal persons for whom such personal data are intended are the Company and any third party providing services to the Company in connection with the administration of the Plan.

5.
Plan Documents. By accepting this award, you acknowledge having received and read this Award Agreement and the Plan, and you consent to receiving information and materials in connection with this Award or any subsequent awards under the Company’s long-term performance plans, including without limitation any prospectuses and plan documents, by any means of electronic delivery available now and/or in the future (including without limitation by e-mail, by Website access, and/or by facsimile), such consent to remain in effect unless and until revoked in writing by you. This Award Agreement and the Plan, which is incorporated herein by reference, constitute the entire agreement between you and the Company regarding the terms and conditions of this Award.

6.
Jurisdiction; Governing Law. Any action arising out of or related to this Award Agreement or the Plan shall be brought exclusively in the United States District Court for the Eastern District of Pennsylvania, or in any court of general jurisdiction in Allentown, Pennsylvania; you and the Company consent to personal jurisdiction in any such court and waive any objection to the laying of venue of any such suit, action or proceeding in any such court. This Award Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to its principles of conflict/choice of law. You and the Company also irrevocably and unconditionally consent to the service of any process, pleadings, notices, or other papers with respect thereto. YOU AND THE COMPANY IRREVOCABLY AGREE TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS AWARD AGREEMENT.

7.
Modification; Severability. If any court of competent jurisdiction finds any provision of this Award Agreement, and particularly the covenants set forth in Paragraph 1, or portion thereof, to not be fully enforceable, it is the intention and desire of the parties that the provision be fully enforced to the extent the court finds them enforceable and, if necessary, that the court modify any provisions of this Award Agreement to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent. To the extent that such provisions cannot be modified, it is the intention of the parties that the provisions be severable and that the invalidity of any one or more provisions of this Award Agreement shall not affect the legality, validity and enforceability of the remaining provisions of this Award Agreement. If Paragraph 1 is unenforceable in its entirety, then this Award Agreement shall be considered null and void ab initio.

8.
Waiver. The failure of the Company to enforce any terms, provisions or covenants of this Exhibit shall not be construed as a waiver of the same or of the right of the Company to enforce the same. Waiver by the Company of any breach or default by you of any term or provision of the Award Agreement (including these Restrictive Covenants) shall not operate as a waiver of any other breach or default.

9.
No Contract. Neither the Award, this Award Agreement, nor the Plan constitute a contract of employment; nor do they guarantee your continued employment for any period required for all or any of your Awards to vest or become exercisable.

EXHIBIT B

RESTRICTED STOCK UNITS

Grant of Restricted Stock Units. Restricted Stock Units (“Units”) are granted to you subject to the terms of the Plan, as amended from time to time, and the terms and conditions of this Award Agreement. The Units are “Deferred Stock Units,” as described in Section 9 of the Plan.

Vesting of Units. The Units are subject to three consecutive Deferral Periods: (i) from 3 December 2018 to 3 December 2019; (ii) from 3 December 2019 to 3 December 2020; and (iii) from 3 December 2020 to 3 December 2021. One third of the Units shall vest on 3 December 2019, another one third of the Units shall vest on 3 December 2020, and the remaining Units shall vest on 3 December 2021.

Payment of Units. Each Unit granted to you represents the value of one share of Common Stock. Payment in respect of the vested Units will be delivered in shares of Common Stock, cash, or both, as determined by the Committee or its delegate, in its sole discretion, as soon as administratively practical following the end of each Deferral Period (but in no event later than 60 days thereafter) or at such other time as is specified below.

Dividends. No cash dividends or other amounts shall be payable with respect to unvested Units during the Deferral Periods. At the end of each Deferral Period (or at the times set forth below with respect to a termination of employment due to death or an Involuntary Termination), for each Unit that has vested, you will also be entitled to receive a cash payment equal to the dividends which would have been paid with respect to a share of Company Common Stock during the Deferral Period without interest (“Dividend Equivalents”).

Termination of Employment. If your employment by the Company and all its affiliates terminates during a Deferral Period, other than due to death, Disability, or a termination by the Company without Cause, all of your unvested Units will be automatically forfeited in their entirety. For purposes of this Award Agreement, a termination without Cause by the Company during a Deferral Period shall be referred to as an “Involuntary Termination.”

If your employment by the Company and all its affiliates is terminated during a Deferral Period, due to death or Disability you will vest in all of your remaining unvested Units.

If your employment is terminated at any time during a Deferral Period due to Involuntary Termination and you execute a general release of claims in favor of the Company within 50 days following your termination in a form satisfactory to the Administrator (a “Release”), you will vest in all of your remaining unvested Units. If you do not execute a Release, all of your unvested Units will be automatically forfeited in their entirety.

In the event of your termination of employment due to Disability during a Deferral Period, payment in respect of the Units that vested as a result of your termination of employment due to Disability and of related Dividend Equivalents shall be made as soon as administratively practical following the end of the each remaining Deferral Period (but in no event later than 60 days thereafter) in the amounts that would have been payable had you remained employed by the Company as of the end of each remaining Deferral Period.

If your employment by the Company and all its affiliates terminates during a Deferral Period due to Involuntary Termination, payment in respect of Units that vested as a result of your Involuntary Termination and execution of a Release and of related Dividend Equivalents shall be made as soon as administratively practical following your termination (but in no event later than 60 days thereafter).

If your employment by the Company and all its affiliates terminates during a Deferral Period due to death, payment in respect of Units that vested as a result of your termination of employment due to death and of related Dividend Equivalents shall be made as soon as practicable following your death (but in no event later than 60 days thereafter) to your Designated Beneficiary or, if none, your legal representative.

Recoupment. Notwithstanding anything to the contrary above, any Units and any related Dividend Equivalents paid to you may be recouped by the Company within three years of their payment in the event that: (i) the payment of such Units is predicated upon the achievement of financial results that are subsequently the subject of a restatement; (ii) the Committee determines in its sole discretion that you engaged in misconduct that caused or partially caused the need for the restatement; and (iii) the Units would not have been paid or a lesser amount of Units would have been paid based upon the restated financial results. In the event of any such recoupment, you shall pay to the Company the amount of any gain realized or payment received as a result of any recouped payment, in such manner and on such terms as may be required, and the Company shall be entitled to reduce any amount owed to you (including by causing the cancellation of any outstanding incentive Award due to you) by the Company or any Subsidiary by such gain or payment.

Notwithstanding any other provisions of this Award Agreement, in the event the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement, the Company may recover from you any amounts or awards which it is required to recover under Section 10D of the Securities Exchange Act of 1934 or any other applicable law or securities exchange listing standard.

Taxes. The Company shall have the right to deduct from all Awards hereunder paid or any payment in respect of an Award, any federal, state, local or foreign taxes required or permitted by law to be withheld. In the case of a payment in respect of Units made in Common Stock, the Company shall reduce number of the shares of Common Stock to be distributed by an amount with a value equal to the value of such taxes required or permitted to be withheld.

Adjustments. In the event of any change in the outstanding shares of Common Stock of the Company or the occurrence of certain other events as described in Section 12 of the Plan, an equitable adjustment of the number of Units covered by this Award Agreement shall be made as provided in the Plan.

Code section 409A. It is intended that the provisions of this Award Agreement avoid the adverse consequences under section 409A of the Internal Revenue Code (the “Code”), and all provisions of the Award Agreement shall be construed and interpreted in a manner consistent with that intent. The Administrator reserves the right to make amendments to the Award Agreement as the Administrator deems necessary or desirable to avoid the imposition of taxes or penalties under section 409A of the Code. In any case, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or for your account in connection with an Award (including any taxes and penalties under section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.